SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549




                             FORM 8-K

                          CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: February 28, 2001

            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company    PG&E Corporation
(415) 973-7000                      (415) 267-7000

    (Registrant's telephone number, including area code)


Item 5.  Other Events.

A. Recent Regulatory Action

As previously disclosed, the California Public Utilities Commission
(CPUC) issued an interim decision on January 31, 2001, taking emergency action to establish regulations to establish delivery and payment mechanisms relating to the California Department of Water Resources'
(DWR) electric power purchases under Senate Bill 7X. Senate Bill 7X authorized the DWR to purchase power through January 31, 2001. The CPUC's decision, among other things, imposed an obligation on the California-investor owned utilities (IOUs), including Pacific Gas and Electric Company (Utility), to pay the shortfall between the cost of the power purchased by DWR for the IOUs' customers and the revenues collected from customers by the IOUs. In response to petitions to modify filed by the IOUs, on February 22, 2001, the CPUC modified their earlier decision to delete language imposing the obligation for the shortfall on the IOUs.

The CPUC's January 31, 2001 interim decision also specified that the DWR would receive a percentage of the amount each retail end-use customer currently is charged for electric energy. The percentage or ratio would be determined by dividing the (1) the amount of power supplied by the DWR by (2) the sum of the amount of power generated or purchased by the utility, including any real time energy purchased from the California Independent System Operator (ISO) and the amount of power supplied by the DWR. Under the decision, the DWR would receive payment based on that ratio, regardless of the utilities' other commitments for payments under contracts with qualifying facilities (QF) or other bilateral contracts. Under this "ratio" approach, the DWR could receive payments of some amounts of revenue received by the utilities from retail end-use customers that otherwise would be available to pay for the utilities' generation, and for amounts due under QF and bilateral contracts.

On February 1, 2001, Assembly Bill No. 1 (AB 1X) became effective. AB
1X extended the authority of the DWR to purchase power. Public Utilities Code Section 360.5, adopted in AB 1X, authorizes the CPUC to determine the portion of each electric utility's existing electric retail rate, the "California Procurement Adjustment" or CPA, that is equal to the difference between the generation related component of the utility's retail rate in effect on January 5, 2001, and the sum of the costs of the utility's own generation, QF contracts, existing bilateral contracts, and ancillary services. The CPUC is then required to determine the amount of the CPA that is allocable to the power sold by the DWR. That amount is payable to the DWR by each utility upon receipt from its retail end use customers. The Utility believes AB 1X, and in particular Public Utilities Code Section 360.5, require a "residual" approach rather than a ratio approach. Section 360.5 does not entitle the DWR to a pro rata share of the revenues allocated to recover costs of the utilities' own generation, QF contracts, existing bilateral contracts, and ancillary services.

Further, on February 20, 2001, a CPUC administrative law judge (ALJ) issued a draft decision in the Utility's rate stabilization plan proceeding to respond to a request from the DWR that the CPUC establish an interim allocation of revenues as a source for funding the DWR's power purchases under AB 1X. The draft decision would adopt the same ratio approach on an interim basis, subject to adjustment and refund, as adopted in the CPUC's January 31, 2001 interim decision regarding Senate Bill 7X. On February 23, 2001, a CPUC commissioner issued an alternate draft decision that, among other things, would make clear that under AB 1X the DWR is solely responsible for setting its revenue requirement which the CPUC must pass through to ratepayers, and that the interim allocation method would be determined at a later date following the completion of hearings and briefs. The CPUC is scheduled to consider this matter at its conference on March 7, 2001.

The Utility believes that the ratio approach is inconsistent with AB
1X and that the residual approach should apply to both Senate Bill 7X and AB 1X. If adopted by the CPUC, the Utility may be unable to fully recover the costs of its own generation or fully pay QFs and other power suppliers under bilateral agreements, unless rates were raised in accordance with AB 1X. If the ratio approach were adopted, the Utility's financial condition and liquidity would be adversely affected absent a rate increase in accordance with AB 1X.

B. Liquidity

The Utility has payments of $331 million due to qualifying facilities
(QFs) for January 2001 power deliveries and a payment due to the ISO for December 2000 real-time energy purchases of $1,111 million. As previously disclosed, the Utility has informed the ISO and QFs that, in light of the Utility's current financial condition, the Utility is unable to pay the full amounts due to the ISO and QFs and that the Utility intends to make partial payments on a pro rata basis among QFs and the ISO. Under this approach, the total payments to the QFs for January 2001 deliveries, and to the ISO for December 2000 deliveries, will be $51 million and $177 million, respectively.

C. Wilson vs. PG&E Corporation and Pacific Gas and Electric Company

On February 13, 2001, two complaints were filed against PG&E
Corporation and the Utility in the Superior Court of the State of California, San Francisco County: Richard D. Wilson v. Pacific Gas and Electric Company et al., ("Wilson I"), and Richard D. Wilson v. Pacific Gas and Electric Company et al., ("Wilson II").

In Wilson I, the plaintiff alleges that in 1998 and 1999, PG&E Corporation violated its fiduciary duties and California Business and Professions Code Section 17200 by causing the Utility to repurchase common shares of Pacific Gas and Electric Company common stock from PG&E Corporation at an aggregate price of $2.326 billion. The complaint alleges an unlawful business act or practice under Section 17200 because these repurchases allegedly violated PG&E Corporation's fiduciary duties, a first priority capital requirement allegedly imposed by the CPUC's decision approving the formation of a holding company, and also violated an implicit public trust imposed by Assembly Bill 1890, which granted authority for the issuance of rate-reduction bonds. The complaint seeks to enjoin the repurchase by the Utility of any more of its common stock from PG&E Corporation or other entities or persons unless good cause is shown, and seeks restitution from PG&E Corporation of $2.326 billion, with interest, on behalf of the Utility. The complaint also seeks an accounting, costs of suit, and attorney's fees.

In Wilson II, the plaintiff alleges that PG&E Corporation, the Utility, and other subsidiaries have been parties to a tax-sharing arrangement under which PG&E Corporation annually files consolidated federal and state income tax returns for, and pays, the income taxes of PG&E Corporation and participating subsidiaries. According to the plaintiff, between 1997 and 1999, PG&E Corporation collected $2.957 billion from the Utility under this tax-sharing arrangement, but paid only $2.294 billion (net of refunds) to all governments under the tax-sharing arrangement. Plaintiff alleges that these monies were held under an express and implied trust to be used by PG&E Corporation to pay the Utility's share of income taxes under the tax-sharing arrangement. Plaintiff alleges that PG&E Corporation overcharged the Utility $663 million under the tax-sharing arrangement and has declined voluntarily to return these monies to the Utility, in violation of the alleged trust, the alleged first priority capital condition, and of California Business and Professions Code Section 17200. The complaint seeks to enjoin PG&E Corporation from engaging in the activities alleged in the complaint (including the tax-sharing arrangement), and seeks restitution from PG&E Corporation of $663 million, with interest, on behalf of the Utility. The complaint also seeks an accounting, costs of suit, and attorney's fees.

PG&E Corporation's and the Utility's analysis of these complaints is at a preliminary stage, but PG&E Corporation and the Utility believe them to be without merit and intend to present a vigorous defense. PG&E Corporation and the Utility are unable to predict whether the outcome of this litigation will have a material adverse affect on their financial condition or results of operation.




SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                              PG&E CORPORATION

                              By: CHRISTOPHER P. JOHNS
                                  -----------------------------
                                  CHRISTOPHER P. JOHNS
                                  Vice President and Controller


                              PACIFIC GAS AND ELECTRIC COMPANY

                              By: DINYAR B. MISTRY
                                  -----------------------------
                                  DINYAR B. MISTRY
                                  Vice President and Controller




Dated: February 28, 2001